July 16, 2010

The Student Loan Corporation Announces
Second Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $20.8 million, or $1.04 per share, for the quarter ended June 30, 2010, a decrease of $4.4 million compared to net income of $25.3 million, or $1.26 per share, reported for the same quarter of 2009.  This decrease reflects higher funding costs and the Company’s decision to defer planned loan sales to the Department of Education (the Department) through the Loan Purchase Commitment Program (the Purchase Program) until later in the year, which more than offset the positive impact of the consolidation of the Company’s previously unconsolidated securitization trusts.

“Following the passage of H.R. 4872, the Health Care and Education Reconciliation Act of 2010, this quarter marks the end of the FFEL Program, a change which we anticipated and for which we believe we have fully prepared.  In moving forward, we will continue to focus on our private education loan business.  We believe the progress we’ve made in strengthening our balance sheet through securing long-term funding that is aligned with the tenor of our assets and refining our origination strategy to ensure profitable loan originations, have positioned us for success as we continue making this transition,” said The Student Loan Corporation’s Chairman, President and Chief Executive Officer, Michael Reardon.

Net interest income of $94.5 million for the quarter ended June 30, 2010 was $23.6 million (33%) higher than the same quarter of 2009.  This increase reflects a net increase of $44.4 million related to the consolidation of the Company’s previously unconsolidated securitization trusts, $26.6 million for the impact of favorable changes in the spreads between Commercial Paper and the London Interbank Offered Rate (LIBOR) and the Prime rate and LIBOR, $11.0 million for pricing changes on the Company’s private education loans, and $8.3 million for higher loan balances.  These increases were partially offset by higher funding costs which decreased net interest income by $37.5 million, amortization of the upfront commitment fee on the Company’s Amended and Restated Omnibus Credit Agreement (Omnibus Credit Agreement) of $11.8 million and fees on the undrawn balance of $17.4 million.

Net interest margin of 0.86% was 14 basis points lower than the same period of 2009.  Net interest margin excluding the amortization of the Omnibus Credit Agreement upfront commitment fee and fees on the undrawn balance was 1.13% for the second quarter of 2010, 13 basis points higher than the second quarter of 2009 reflecting the consolidation of the Company’s previously unconsolidated securitization trusts.

During the twelve-month period ended June 30, 2010, the Company’s managed student loan portfolio increased by $1.2 billion (3%) to $44.2 billion.  The managed portfolio includes $43.9 billion of the Company’s owned loan assets of which $37.9 billion has been pledged as collateral against secured borrowings, approximately $4.7 billion of which is expected to be sold to the Department later in the year.  Originations for the quarter ended June 30, 2010 included FFEL Program Stafford and PLUS loan originations of $0.5 billion, a decrease of 29% as compared to the second quarter of 2009 due primarily to schools moving to the Direct Loan Program following the passage of H.R. 4872.  The Company also made new private education loan commitments of $0.1 billion during the second quarter of 2010, which was 40% lower than the same period in 2009, reflecting the Company’s refined origination strategy.

The Company’s other income of $8.8 million for the quarter ended June 30, 2010 was $39.9 million lower than the same period in 2009.  This decrease primarily reflects changes in the Company’s fee and other income related to the Company’s securitization activities largely as a result of the consolidation of the Company’s previously unconsolidated securitization trusts.  In addition, the Company did not have any loan sales in the second quarter of 2010, reflecting its decision to defer expected loan sales through the Purchase Program until later in the year.

Total operating expenses of $34.3 million for the quarter ended June 30, 2010 were $0.9 million lower than the same period in 2009, reflecting decreases in the Company’s salaries and employee benefits expenses as a result of the Company’s cost reduction initiatives.  The Company’s operating expense ratio (total operating expenses as a percentage of average managed student loans) for the second quarter of 2010 was 0.31%, one basis point lower than the same quarter of 2009.

The Company’s allowance for loan losses at June 30, 2010 was $173.6 million, an increase of $24.5 million compared to $149.1 million at December 31, 2009.  This increase primarily reflects $18.7 million associated with private education loan forbearance policy changes and $6.3 million related to newly consolidated securitization loan assets. These forbearance policy changes will result in the Company limiting its borrower assistance programs and are expected to increase credit losses beginning in the fourth quarter of 2010.  Net credit losses increased by $13.6 million (50%) during the second quarter as compared to the same period in 2009, primarily due to performance deterioration caused by the economic environment and seasoning of the Uninsured CitiAssist Standard and Custom portfolios.

On July 14, 2010, the Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $0.35 per share.  The dividend will be paid on September 1, 2010 to shareholders of record on August 16, 2010.

The Student Loan Corporation (NYSE: STU) is one of the nation's leading originators and holders of student loans providing a full range of education financing products and services to meet the needs of students, parents, schools and lenders. The company was previously a division of Citibank and became a NYSE-listed corporation in 1992. Citibank, N.A. is the majority shareholder. Citibank was one of the first banks to finance higher education, beginning in 1958.

For information or inquiries regarding student loans, please call 1-800-STUDENT. Customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. College planning and financing information is also available at www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	Unaudited		Unaudited
NET INTEREST INCOME
Interest income	$283,323	$187,224	$540,144	$391,420
Interest expense	(188,864)	(116,340)	(360,712)	(262,458)
Net interest income	94,459	70,884	179,432	128,962
Provision for loan losses	(41,397)	(44,826)	(85,287)	(65,968)
Net interest income after provision for loan losses	53,062	26,058	94,145	62,994

OTHER INCOME
Gains on loans sold	–	17,864	–	17,864
Fee and other income	8,811	30,851	9,396	37,809
Total other income	8,811	48,715	9,396	55,673

OPERATING EXPENSES
Salaries and employee benefits	7,620	8,428	15,565	17,406
Write-off of funding commitment fee paid to principal stockholder	–	–	7,500	–
Other expenses	26,728	26,783	52,617	52,664
Total operating expenses	34,348	35,211	75,682	70,070

Income before income taxes	27,525	39,562	27,859	48,597
Provision for income taxes	6,704	14,300	6,579	15,813
NET INCOME	$20,821	$25,262	$21,280	$32,784

DIVIDENDS DECLARED AND PAID	$7,000	$7,000	$14,000	$35,600

BASIC AND DILUTED EARNINGS
PER COMMON SHARE	$1.04	$1.26	$1.06	$1.64
(based on 20,000,000 average shares outstanding)

DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$0.35	$0.35	$0.70	$1.78

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts)

	June 30,	December 31,
	2010	2009
	Unaudited
ASSETS
Federally insured student loans	$28,574,666	$17,948,706
Private education loans	9,877,200	7,432,471
Deferred origination and premium costs	714,830	548,083
Allowance for loan losses	(173,565)	(149,098)
Student loans, net	38,993,131	25,780,162
Loans held for sale	4,713,030	2,409,267
Cash	876	17,998
Residual interests in securitized loans	–	820,291
Other assets	2,492,167	1,990,523

Total Assets	$46,199,204	$31,018,241

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$4,566,600	$5,131,000
Short-term secured borrowings, payable to Department of Education	4,594,795	2,066,686
Long-term borrowings, payable to principal stockholder	3,541,000	4,391,000
Long-term secured borrowings	31,675,596	16,999,976
Deferred income taxes	165,569	410,546
Other liabilities	340,784	348,612

Total Liabilities	44,884,344	29,347,820

Common stock, $0.01 par value; authorized 50,000,000 shares; 20,000,000 shares issued and outstanding	200	200
Additional paid-in capital	143,136	141,869
Retained earnings	1,171,524	1,528,352

Total Stockholders' Equity	1,314,860	1,670,421

Total Liabilities and Stockholders' Equity	$46,199,204	$31,018,241

APPENDIX A

Impact of the Adoption of New Accounting Standards on the Company’s Financial Statements

Changes in accounting standards that were effective January 1, 2010 have significantly impacted the Company’s balance sheet and results of operations as of and for the period ended June 30, 2010.  These changes resulted in the consolidation of assets previously sold to unconsolidated securitization trusts and the debt issued by those trusts.  This also resulted in the elimination of retained interests related to those securitizations along with the related mark-to-market gains and losses.  The cumulative effect of adopting these new accounting standards on January 1, 2010 resulted in an aggregate after tax charge to retained earnings of $364 million.

In addition, the Company now recognizes in its financial statements the net interest income of these trusts along with loan loss provisions, mark-to-market gains and losses on derivatives held by the trusts and trust operating expenses.  The tables below highlight the significant amounts related to these newly consolidated securitization trusts that have been included in the Company’s financial results as of June 30, 2010 and for the three and six months ended June 30, 2010:

BALANCE SHEET
June 30,
2010
(Amounts reported in thousands)	(Unaudited)
Assets
Federally insured student loans	$11,344,376
Private education loans	1,945,915
Deferred origination and premium costs	225,030
Allowance for loan losses	(6,344)
Other assets	473,535

Liabilities and Stockholder’s Equity
Long-term secured borrowings	$13,548,491
Other liabilities	29,694

STATEMENT OF INCOME

	Three months ended	Six months ended
	June 30, 2010	June 30, 2010
(Amounts reported in thousands)	(Unaudited)	(Unaudited)

Interest income	$81,688	$159,350
Interest expense	(20,210)	(38,773)
Net interest income	61,478	120,577
Provision for loan losses	(2,067)	(4,482)
Fee and other income (loss)	5,440	2,637

In 2009, the Company’s statement of income included certain income items which were not recorded in 2010 due to the change in accounting standards.  The table below represents these amounts for the three and six months ended June 30, 2009:

STATEMENT OF INCOME

	Three months ended	Six months ended
	June 30, 2009	June 30, 2009
(Amounts reported in thousands)	(Unaudited)	(Unaudited)

Interest income:
Accreted interest on residual interests	$17,059	$34,851
Fee and other income:
Servicing fee revenue	19,519	39,462
Net mark-to-market gains (losses) on retained interests and derivatives	9,201	(10,215)